UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2023

VYSTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Georgia	000-53754	20-2027731
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

101 Aylesbury Rd. Worcester, MA	01609
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 791-9114

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Type of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common	VYST	OTC PINK

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 21, 2023, Mr. Steven Rotman, President of the Company, gave notice of his retirement as President and officer of the Company, and as a director of the Company, effective immediately.

(c), (e) On December 21, 2023, Ms. Jamie Rotman was appointed as President and Director of the Company effective December 21, 2023 until any successor is appointed or upon her resignation, termination or retirement. Ms. Rotman is not a party to any material plan, contract or arrangement at this time. Ms. Rotman is Mr. Steven Rotman’s daughter. Since January 1, 2022, Ms. Rotman has not received any compensation or renumeration from Vystar or any subsidiary of Vystar.

Ms. Rotman age 56. She received her MBA from Clark University with a concentration in Marketing and Management in 2005. Ms. Rotman’s career began in the Film Industry where she worked for ten years on multi-million-dollar projects as the Director of Development. After moving back to Worcester, MA she worked for fourteen years at Rotmans Furniture.

Ms. Rotman holds no other directorships with any registered public companies.

Ms. Rotman is uniquely qualified to serve Vystar, having served in the past as its Controller from 2018-2019. Ms. Rotman was involved in creating and implementing its online sales with RXAIR and Vytex to Amazon and Wayfair along with bringing in Distributors for RXAIR. We believe that she will be integral in continuing to build the Vystar brand and reconnect with vendors and distributors along with bringing new products to Vystar.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION

Date: December 28, 2023	By:	/s/ Jamie Rotman
	Name:	Jamie Rotman
	Title:	President/Chief Executive Officer